Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CaminoSoft Corp. and Subsidiary

We hereby consent to the use in the Prospectus constituting a part of this Post-Effective Amendment No. 1 to Registration Statement No. 333-122632 of our report dated November 24, 2004 relating to the consolidated financial statements of CaminoSoft Corp. and subsidiary, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO SEIDMAN, LLP

Los Angeles, California
September 1, 2005